For Release April 28, 2005	Contacts:
5:00 p.m. EDT	Media: Nancy Ledford
423-229-5264 / nledford@eastman.com
Investors: Greg Riddle
423-229-8692 / griddle@eastman.com

Eastman Announces First-Quarter 2005 Financial Results

First-Quarter 2005 EPS Best in Company's History

KINGSPORT, Tenn., April 28, 2005 – Eastman Chemical Company (NYSE:EMN) today announced earnings of $2.00 per diluted share for first quarter 2005 versus a loss of $0.07 per diluted share for first quarter 2004. Excluding the items described in the following paragraph for both periods, first-quarter 2005 earnings were $1.92 per diluted share, while first-quarter 2004 earnings were $0.52 per diluted share. For reconciliation to reported earnings per diluted share, see Table 8 in the accompanying first-quarter 2005 financial tables.

Included in the results for first quarter 2005 were asset impairments and restructuring charges of $9 million, a net deferred tax benefit of $12 million to recognize the expected utilization of capital loss carryforwards and other operating income of $2 million. First-quarter 2004 results included asset impairments and restructuring charges of $67 million.

"Improvement in operating performance throughout the company led to the best quarter of earnings and revenue in Eastman's history," said Brian Ferguson, chairman and CEO. "These results affirm the many actions we have taken over the last several years to improve the company's profitability."

(In millions, except per share amounts)	1Q2005	1Q2004
Sales revenue	$1,762	$1,597
Sales revenue excluding restructured, divested and consolidated CASPI product lines*	$1,762	$1,423
Earnings (Loss) per diluted share	$2.00	($0.07)
Earnings per diluted share excluding asset impairments and restructuring charges, net deferred tax benefit, and other operating income*	$1.92	$0.52
Net cash provided by (used in) operating activities	$102	($34)

* For reconciliation to reported sales revenue and earnings per diluted share, see Tables 4a and 8 respectively in the accompanying first-quarter 2005 financial tables.

Operating earnings in first quarter 2005 were $244 million compared with operating earnings of $15 million in first quarter 2004. Excluding asset impairments and restructuring charges and other operating income, operating earnings were $251 million in first quarter 2005 compared with $82 million in first quarter 2004. The significant year-over-year improvement was due primarily to higher selling prices throughout the company, higher sales volume from continuing products lines and improved capacity utilization, and cost reduction efforts. Improved first-quarter 2005 results were achieved despite increases in raw material and energy costs of approximately $160 million compared with first quarter 2004.

Sales revenue for first quarter 2005 was $1.76 billion, a 10 percent increase over first quarter 2004 and the best quarterly sales revenue in the company's history. The increase in sales revenue was primarily due to higher selling prices throughout the company. First-quarter 2004 sales revenue included sales revenue from restructured, divested and consolidated product lines in the coatings, adhesives, specialty polymers and inks (CASPI) segment. Excluding sales from those product lines for first quarter 2004, year-over-year sales revenue increased by 24 percent and sales volume increased by 2 percent.

Eastman Division Results 1Q 2005 versus 1Q 2004

Coatings, Adhesives, Specialty Polymers and Inks – External sales revenue declined by 27 percent year-over-year due to the divestiture of certain businesses and product lines in third quarter 2004. Sales revenue for continuing product lines in the segment increased by 21 percent primarily due to higher selling prices and a 4 percent increase in sales volume. Operating earnings increased substantially due to an increased focus on more profitable businesses and product lines, higher selling prices, and increased sales volume for continuing product lines that more than offset higher raw material and energy costs. Included in first-quarter 2005 results was other operating income of $2 million associated with the 2004 divestiture of certain businesses and product lines.

Performance Chemicals and Intermediates – External sales revenue increased by 34 percent due to higher selling prices and increased sales volume. The increased sales volume, primarily in the intermediates product lines, was attributed to long-term supply arrangements with key customers, improved end-market demand due to strong economic growth and increased production capacity. Operating earnings increased substantially due to higher selling prices, increased sales volume and higher capacity utilization rates, and continued cost reduction efforts that more than offset higher raw material and energy costs.

Specialty Plastics – External sales revenue increased by 13 percent due primarily to higher selling prices and increased sales volume. The higher sales volume resulted mainly from continued strong demand for copolyester products in new applications that was partially offset by reduced polyester and acetate demand for imaging and photo film. First-quarter 2004 operating results included asset impairments and restructuring charges of $46 million. Excluding those charges, year-over-year operating earnings declined slightly as higher selling prices, increased sales volume and cost reduction efforts were more than offset by higher raw material and energy costs.

Voridian Division Results 1Q 2005 versus 1Q 2004

Polymers – External sales revenue increased by 28 percent primarily due to higher selling prices. The increased selling prices were mainly the result of efforts to offset rapidly increasing raw material and energy costs, particularly for paraxylene and ethylene glycol. Sales volume declined for polyethylene, attributed to lower end-market demand, and for PET polymers outside of North America, due to continued efforts to improve margins over raw material and energy costs. Operating earnings improved substantially as a result of higher selling prices, improved PET polymers and polyethylene margins, and cost reduction efforts that more than offset higher raw material and energy costs.

Fibers – External sales revenue increased by 17 percent due to a more favorable product mix and higher selling prices. The favorable product mix was primarily the result of increased sales volume for acetate tow in Asia. Operating earnings increased due to the more favorable product mix and higher selling prices that more than offset higher raw material and energy costs.

Developing Businesses Division's external sales revenue for first quarter 2005 was $21 million compared with $24 million for first quarter 2004. Included in first-quarter 2005 operating results were asset impairments and restructuring charges of $4 million primarily due to the previously announced shut down of the company's Cendian logistics business, while first-quarter 2004 results included asset impairments and restructuring charges of $1 million.

Cash Flow

            Eastman generated $102 million in cash from operating activities during first quarter 2005 primarily due to improved earnings. The company also announced the completion in April 2005 of the sale of its interest in Genencor International to Danisco A/S for approximately $420 million in cash. Priorities for use of available cash continue to be to pay the dividend, reduce outstanding borrowings and fund targeted growth initiatives.

Outlook

Commenting on the outlook for second quarter 2005, Ferguson said, "During the first quarter, we made substantial progress recovering our margin over raw material and energy costs that had been compressed throughout 2004, and particularly in the fourth quarter. However, we expect volatile raw material and energy costs will persist and, therefore, our focus on pricing to maintain our margin over raw material and energy costs will continue. We also expect sustained strong sales volume throughout the company and to continue to benefit from cost reduction actions we have taken. We, therefore, expect our second-quarter 2005 earnings per share to be similar to first-quarter 2005 earnings per share and expect that 2005 will be a great year throughout the company."

Eastman will host a conference call with industry analysts on April 29 at 8:00 a.m. EDT. To listen to the live webcast of the conference call, go to www.eastman.com, Investors, Event Information, Audio Archives. To listen via telephone, the dial-in number is 913-981-5532, passcode number 354617. A telephone replay will be available continuously from 11:00 a.m. EDT, April 29, to 12:00 a.m. EDT, May 6, at 888-203-1112, passcode number 354617.

Eastman manufactures and markets chemicals, fibers and plastics worldwide. It provides key differentiated coatings, adhesives and specialty plastics products; is the world’s largest producer of PET polymers for packaging; and is a major supplier of cellulose acetate fibers. Eastman is leveraging its heritage of innovation and strength in polyester, acetyl and organic chemistry technologies to drive growth and meet increasing demand in four select markets: building and construction, packaging, health, and electronics. Founded in 1920 and headquartered in Kingsport, Tenn., Eastman is a FORTUNE 500 company with 2004 sales of $6.6 billion and approximately 12,000 employees. For more information about Eastman and its products, visit www.eastman.com.

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Forward-Looking Statements: This news release includes forward-looking statements concerning current expectations for future economic and business conditions; raw material and energy costs; company strategies, actions and efforts to control and reduce costs and to increase overall selling prices and continue to improve operating and financial performance; overall selling prices, sales volume, raw material and energy costs, and earnings for second quarter 2005; overall operating and financial performance for 2005; and uses of available cash. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company’s filings with the Securities and Exchange Commission, including the Form 10-K filed for full-year 2004 and the Form 10-Q to be filed for first quarter 2005, available on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

EASTMAN CHEMICAL COMPANY – EMN	April 28, 2005
5:00 PM EDT

FINANCIAL INFORMATION

April 27, 2005

For use in the Eastman Chemical Company Conference Call

at 8:00 AM (EDT), April 28, 2005.

EASTMAN CHEMICAL COMPANY – EMN	April 28, 2005
5:00 PM EDT

TABLE 1 – STATEMENTS OF EARNINGS (LOSS)

	First Quarter
(Dollars in millions, except per share amounts)	2005	2004

Sales	$1,762	$1,597
Cost of sales	1,363	1,362
Gross profit	399	235

Selling and general administrative expenses	109	110
Research and development expenses	39	43
Asset impairments and restructuring charges, net	9	67
Other operating income	(2)	--
Operating earnings	244	15

Interest expense, net	30	29
Other (income) charges, net	(3)	(1)
Earnings (loss) before income taxes	217	(13)
Provision (benefit) for income taxes	55	(7)
Net earnings (loss)	$162	$(6)

Earnings (loss) per share
Basic	$2.04	$(0.07)
Diluted	$2.00	$(0.07)

Shares (in millions) outstanding at end of period	80.4	77.4

Shares (in millions) used for earnings (loss) per share calculation
Basic	79.5	77.2
Diluted	81.0	77.2

EASTMAN CHEMICAL COMPANY – EMN	April 28, 2005
5:00 PM EDT

TABLE 2 - OTHER SALES INFORMATION

	First Quarter, 2005
(Dollars in millions)	External Sales	Interdivisional Sales	Total Sales
Sales by Division and Segment
Eastman Division
Coatings, Adhesives, Specialty Polymers, and Inks	$319	$--	$319
Performance Chemicals and Intermediates	389	168	557
Specialty Plastics	177	14	191
Total Eastman Division	885	182	1,067

Voridian Division
Polymers	656	19	675
Fibers	200	27	227
Total Voridian Division	856	46	902

Developing Businesses Division
Developing Businesses	21	60	81
Total Developing Businesses Division	21	60	81

Total Eastman Chemical Company	$1,762	$288	2,050

	First Quarter, 2004
	External Sales	Interdivisional Sales	Total Sales
Sales by Division and Segment
Eastman Division
Coatings, Adhesives, Specialty Polymers, and Inks	$439	$--	$439
Performance Chemicals and Intermediates	290	141	431
Specialty Plastics	157	12	169
Total Eastman Division	886	153	1,039

Voridian Division
Polymers	515	18	533
Fibers	172	21	193
Total Voridian Division	687	39	726

Developing Businesses Division
Developing Businesses	24	109	133
Total Developing Businesses Division	24	109	133

Total Eastman Chemical Company	$1,597	$301	$1,898

	First Quarter
(Dollars in millions)	2005	2004

Sales by Region – External Sales
United States and Canada	$1,010	$866
Europe, Middle East, and Africa	368	410
Asia Pacific	219	184
Latin America	165	137
	$1,762	$1,597

EASTMAN CHEMICAL COMPANY – EMN	April 28, 2005
5:00 PM EDT

TABLE 3 - OPERATING EARNINGS (LOSS), ASSET IMPAIRMENTS AND RESTRUCTURING CHARGES AND OTHER OPERATING INCOME

	First Quarter
(Dollars in millions)	2005	2004
Operating Earnings (Loss) by Segment and Certain Items
Eastman Division Segments
Coatings, Adhesives, Specialty Polymers,
and Inks
Operating earnings	$67	$30
Asset impairments and restructuring charges	1	6
Other operating income	(2)	--

Performance Chemicals and Intermediates
Operating earnings	50	8
Asset impairments and restructuring charges	4	3

Specialty Plastics
Operating earnings (loss)	21	(23)
Asset impairments and restructuring charges	--	46

Total operating earnings	$138	$15
Total asset impairments and restructuring charges	5	55
Total other operating income	(2)	--

Voridian Division Segments
Polymers
Operating earnings (loss)	$71	$(12)
Asset impairments and restructuring charges	--	11

Fibers
Operating earnings	47	33

Total operating earnings	$118	$21
Total asset impairments and restructuring charges	--	11

Developing Business Division Segment
Developing Businesses
Operating loss	$(21)	$(20)
Asset impairments and restructuring charges	4	1

Total operating loss	$(21)	$(20)
Total asset impairments and restructuring charges	4	1

Eliminations to operating earnings (loss)	$9	$(1)

Total Eastman Chemical Company
Total operating earnings	$244	$15
Total asset impairments and restructuring charges	9	67
Total other operating income	(2)	--

EASTMAN CHEMICAL COMPANY – EMN	April 28, 2005
5:00 PM EDT

TABLE 4a– EASTMAN CHEMICAL COMPANY DETAIL OF SALES REVENUE

First Quarter
(Dollars in millions)	2005

Sales Revenue	$1,762
Less: CASPI restructured, divested, and consolidated product lines (1)	--
Sales revenue – continuing product lines	$1,762

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2004	2004	2004	2004	2004

Sales Revenue	$1,597	$1,676	$1,649	$1,658	$6,580
Less: CASPI restructured, divested, and consolidated product lines (1)	174	193	74	--	441
Sales revenue – continuing product lines	$1,423	$1,483	$1,575	$1,658	$6,139

TABLE 4b– EASTMAN DIVISION DETAIL OF SALES REVENUE

First Quarter
(Dollars in millions)	2005

Sales Revenue	$885
Less: CASPI divested/consolidated product lines (1)	--
Sales revenue – continuing product lines	$885

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2004	2004	2004	2004	2004

Sales Revenue	$886	$943	$892	$824	$3,545
Less: CASPI divested/consolidated product lines (1)	174	193	74	--	441
Sales revenue – continuing product lines	$712	$750	$818	$824	$3,104

(1) These businesses and product lines include acrylate ester monomers, composites (unsaturated polyester resins), inks and graphic arts raw materials, liquid resins, powder resins and textile chemicals divested on July 31, 2004 as well as other restructuring, divestiture and consolidation activities that the Company has completed related to these businesses and product lines.

EASTMAN CHEMICAL COMPANY – EMN	April 28, 2005
5:00 PM EDT

TABLE 5 – CASPI SEGMENT DETAIL OF SALES REVENUE, OPERATING EARNINGS (LOSS) AND ASSET IMPAIRMENTS AND RESTRUCTURING CHARGES

First Quarter
(Dollars in millions)	2005

Sales Revenue
Sales revenue – CASPI restructured, divested, and consolidated product lines (1)	$--
Sales revenue – continuing product lines	319
Total sales revenue	$319

Operating earnings – CASPI restructured, divested, and consolidated product lines (1) (2)	$--
Operating earnings – continuing product lines	67
Total Operating Earnings	$67

Asset impairments and restructuring charges – CASPI restructured, divested, and consolidated product lines (1)	$1
Asset impairments and restructuring charges – continuing product lines	--
Total asset impairments and restructuring charges	$1

Other Operating income
Other operating income – CASPI restructured, divested, and consolidated product lines (1)	$(2)
Other operating income – continuing product lines	--
Total other operating income	$(2)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2004	2004	2004	2004	2004

Sales Revenue
Sales revenue – CASPI restructured, divested, and consolidated product lines (1)	$174	$193	$74	$--	$441
Sales revenue – continuing product lines	265	283	283	282	1,113
Total sales revenue	$439	$476	$357	$282	$1,554

Operating Earnings (Loss), Other Operating Income, and Asset Impairments and Restructuring Charges
Operating loss – CASPI restructured, divested, and consolidated product lines (1) (2)	$(11)	$(72)	$(2)	$--	$(85)
Operating earnings – continuing product lines	41	48	40	23	152
Total Operating earnings (loss)	$30	$(24)	$38	$23	$67

Other Operating income	$--	$--	$--	$--	$--

Asset impairments and restructuring charges – CASPI restructured, divested, and consolidated product lines (1)	5	66	1	--	72
Asset impairments and restructuring charges – continuing product lines	1	3	3	2	9
Total asset impairments and restructuring charges	$6	$69	$4	$2	$81

(1) See note (1) to Table 4a and 4b

(2) Includes allocated costs consistent with the Company’s historical practices, some of which may remain and could be reallocated to the remainder of the segment and other segments.

EASTMAN CHEMICAL COMPANY – EMN	April 28, 2005
5:00 PM EDT

TABLE 6 – SALES REVENUE CHANGE – EXTERNAL SALES

	First Quarter, 2005 Compared to First Quarter, 2004
		Change in External Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

Eastman Division
Coatings, Adhesives, Specialty Polymers,	(27)%	(38)%	10%	--%	1%
and Inks
Performance Chemicals and Intermediates	34%	17%	21%	(4)%	--%
Specialty Plastics	13%	2%	9%	1%	1%
Total Eastman Division	--%	(13)%	13%	(1)%	1%

Voridian Division
Polymers	28%	(7)%	32%	1%	2%
Fibers	17%	(2)%	7%	11%	1%
Total Voridian Division	25%	(6)%	26%	3%	2%

Developing Businesses Division
Developing Businesses	(13)%	--%	--%	(13)%	--%
Total Developing Businesses Division	(13)%	--%	--%	(13)%	--%

Total Eastman Chemical Company	10%	(10)%	18%	1%	1%

EASTMAN CHEMICAL COMPANY – EMN	April 28, 2005
5:00 PM EDT

TABLE 7 – PERCENTAGE GROWTH IN SALES VOLUME

	First Quarter, 2005 Compared to
	First Quarter, 2004
			Total
	External	Interdivisional	Including
	Volume	Volume	Interdivisional

Eastman Division
Coatings, Adhesives, Specialty Polymers, and Inks	(37)%	--%	(37)%
Performance Chemicals and Intermediates	18%	6%	13%
Specialty Plastics	3%	(12)%	--%
Total Eastman Division	(9)%	5%	(6)%

Voridian Division
Polymers	(7)%	(12)%	(7)%
Fibers	(2)%	10%	4%
Total Voridian Division	(6)%	6%	(4)%

Developing Businesses Division
Developing Businesses	--%	--%	--%
Total Developing Businesses Division	--%	--%	--%

Total Eastman Chemical Company	(8)%

Regional sales volume growth
United States and Canada	--%
Europe, Middle East, and Africa	(25)%
Asia Pacific	(8)%
Latin America	(15)%

EASTMAN CHEMICAL COMPANY – EMN	April 28, 2005
5:00 PM EDT

TABLE 8 – EARNINGS (LOSS) PER SHARE RECONCILIATION

EARNINGS (LOSS) PER SHARE EXCLUDING CERTAIN ITEMS

	First Quarter 2005

	Operating earnings	Net Earnings	Net earnings per diluted share

As reported	$244	$162	$2.00

Certain Items:

Asset impairments and restructuring charges, net	9	6	0.07
Other operating income	(2)	(1)	(0.01)

Net deferred tax benefit related to sale of certain businesses, product liens and assets in the CASPI segment	--	(12)	(0.14)

Excluding certain items	$251	155	$1.92

	First Quarter 2004

	Operating earnings	Net Earnings	Net earnings per diluted share

As reported	$15	(6)	$ (0.07)

Certain Items:

Asset impairments and restructuring charges, net	67	46	0.59

Excluding certain items	$82	40	$ 0.52

EASTMAN CHEMICAL COMPANY – EMN	April 28, 2005
5:00 PM EDT

TABLE 9 – STATEMENTS OF CASH FLOWS

	First Quarter
(Dollars in millions)	2005	2004

Cash flows from operating activities
Net earnings (loss)	$162	$(6)

Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	76	84
Write-off of impaired assets	1	41
Benefit for deferred income taxes	(11)	(16)
Changes in operating assets and liabilities:
Increase in trade receivables	(56)	(127)
(Increase) decrease in inventories	(94)	7
Increase in trade payables	16	10
Decrease in liabilities for employee benefits and incentive pay	(36)	(18)
Other items, net	44	(9)

Net cash provided by (used in) operating activities	102	(34)

Cash flows from investing activities
Additions to properties and equipment	(50)	(59)
Additions to capitalized software	(3)	(3)
Other items, net	2	(1)

Net cash used in investing activities	(51)	(63)

Cash flows from financing activities
Net increase in commercial paper, credit facility, and other short-term borrowings	6	114
Repayments of long-term borrowings	--	(500)
Dividends paid to stockholders	(35)	(34)
Proceeds from stock option exercises and other items	46	1

Net cash provided by (used in) financing activities	17	(419)

Net change in cash and cash equivalents	68	(516)

Cash and cash equivalents at beginning of period	325	558

Cash and cash equivalents at end of period	$393	$42

EASTMAN CHEMICAL COMPANY – EMN	April 28, 2005
5:00 PM EDT

TABLE 10 – SELECTED BALANCE SHEET ITEMS

	March 31,	December 31,
(Dollars in millions)	2005	2004

Current Assets	$1,944	$1,768

Net Properties	3,142	3,192

Other Assets	913	912

Total Assets	$5,999	$5,872

Payables and Other Current Liabilities	$1,063	$1,098

Short-term Borrowings	1	1

Long-term Borrowings	2,055	2,061

Other Liabilities	1,535	1,528

Stockholders’ Equity	1,345	1,184

Total Liabilities and Stockholders’ Equity	$5,999	$5,872